Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Keira Lombardo

Smithfield Foods, Inc.

(757) 365-3050

keiralombardo@smithfieldfoods.com

Smithfield Foods Announces Pricing of $1 Billion Senior Notes Due 2022

SMITHFIELD, Virginia (July 18, 2012)—Smithfield Foods, Inc. (NYSE: SFD) announced today that it has priced its previously announced underwritten public offering of $1 billion aggregate principal amount of senior notes due 2022. The notes will bear interest at 6.625% per year. Interest on the notes is payable on August 15 and February 15 of each year, beginning February 15, 2013. The notes will mature on August 15, 2022.

The closing of the offering is expected to occur on August 1, 2012, subject to customary closing conditions.

The Company estimates that the net proceeds of this offering will be approximately $ 977.8 million, after deducting the underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds of this offering to finance a tender offer to repurchase its outstanding 10% Senior Secured Notes due 2014 and 7.75% Senior Notes due 2013, including the payment of all accrued and unpaid interest payable and any applicable premium with respect to the notes purchased in the tender offer, as well as any related fees and expenses. This refinancing will reduce interest expense and, upon the repayment in full of all of the 10% Senior Secured Notes due 2014, any collateral currently securing such notes on a first-priority basis will be released.

Barclays Capital Inc. and Goldman, Sachs & Co. are serving as joint book-running managers for the offering.

The offering is being made pursuant to an automatic shelf registration statement filed with the Securities and Exchange Commission on June 25, 2010 and available for review on the SEC’s website at http://www.sec.gov.

The offering of the notes will be made only by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and accompanying prospectus for the offering can be obtained, when available, from the joint-book running managers for the offering at the following addresses or telephone numbers:

Barclays Capital Inc.:	c/o Broadridge Financial Solutions 1155 Long Island Ave. Edgewood, New York 11717 barclaysprospectus@broadridge.com Toll-Free: (888) 603-5847

Goldman, Sachs & Co.:	Prospectus Department 200 West Street New York, NY 10282, prospectus-ny@ny.email.gs.com Telephone: 1-866-471-2526 Facsimile: 212-902-9316

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Smithfield Foods

Smithfield Foods is a $13 billion global food company and the world’s largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Farmland®, Smithfield®, Eckrich®, Armour® and John Morrell®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental, and food safety and quality programs.

Forward-Looking Statements

This news release contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements includes statements concerning the Company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The Company’s forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with the Company’s indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, the Company’s ability to effectively restructure portions of its operations and achieve cost savings from such restructurings and other risks and uncertainties described under the caption “Risk Factors” in the preliminary prospectus supplement and related prospectus and under the items entitled “Risk Factors” in the Company’s Annual Report filed on Form 10-K for the fiscal year ended April 29, 2012. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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